Exhibit 99.1

Conference Call:	Tomorrow, March 8, at 10:30 a.m. ET
Dial-in numbers:	888/821-5365 or 706/679-4004 (International)
Webcast:	http://www.vcall.com/CEPage.asp?ID=90976
Replay Information:	See release text

News Announcement

CONTACT:
Star Gas Investor Relations 203/328-7310	Robert Rinderman/Purdy Tran Jaffoni & Collins Incorporated 212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

STAR GAS PARTNERS, L.P.

ANNOUNCES RESIGNATION OF CEO

STAMFORD, CT (March 7, 2005) — Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH), a home energy distributor and services provider specializing in heating oil, announced today that Irik P. Sevin, the Chairman of the Board, CEO and President of Star Gas LLC, the Partnership’s general partner, has resigned effective immediately. Mr. Sevin will remain a director of the General Partner, and will serve as a paid consultant to the Partnership and the General Partner. In addition, as part of his severance arrangements, Mr. Sevin has agreed to transfer his member interests in the General Partner to a voting trust of which Mr. Sevin will be one of three trustees. Under the terms of the voting trust, those interests will be voted in accordance with the decision of a majority of the trustees. The Partnership also announced the resignation of Audrey Sevin as a director and secretary of the General Partner, effective immediately. The Board of Directors thanks Irik Sevin and Audrey Sevin for their long and dedicated service.

Simultaneously with Mr. Sevin’s resignation, Joseph P. Cavanaugh has been named Chief Executive Officer, and Daniel P. Donovan has been named President and Chief Operating Officer. In addition, Mr. Cavanaugh has been named to the General Partner’s Board of Directors, and William P. Nicoletti, a member of the General Partner’s Board of Directors, has been named non-executive Chairman of the Board.

Mr. Cavanaugh has held various financial and management positions with the Partnership and its heating oil division, and served as chief executive officer of the Partnership’s propane operations from November 1997 through the sale of that division in December 2004. Mr. Donovan has held various management positions with Meenan Oil, including Vice President and General Manager, through the Partnership’s acquisition of Meenan in 2001. In May 2004, Mr. Donovan was appointed President and Chief Operating Officer of the Partnership’s heating oil division.

Mr. Cavanaugh and Mr. Donovan emphasized their commitment to addressing the Partnership’s operations, including its attrition rates, which have been previously disclosed in the Partnership’s public filings, and cited a renewed district-level focus, whereby district managers would be charged with increased responsibility for local customer service, operations and profitability. In addition, the Partnership will conduct a further review of the role of centralized services to determine which of its components are most efficient for the Partnership’s operations, and which should be conducted at the district level. The results of, and implementation of this review are not likely to manifest themselves during the current winter heating season.

Mr. Nicoletti indicated that “with the sale of the propane business, and the issues that need to be faced in the heating oil business, the Board concluded that a change in focus and management direction was in the best interests of the Partnership. We believe that Joe Cavanaugh and Dan Donovan have the experience and capability to re-establish our heating oil operations as a strong and customer-focused business.”

For more information on the terms of Mr. Sevin’s severance arrangements, consulting fees and retirement benefits, see the Partnership’s Current Report on Form 8-K filed concurrently with the issuance of this release.

Mr. Cavanaugh and Mr. Donovan will host a conference call and simultaneous webcast tomorrow, March 8, 2005, at 10:30 a.m. ET. Following its completion, a replay of the call can be accessed for 30 days on the Internet from the Company’s Web site (www.star-gas.com) or for 3 days via telephone at 800/633-8284 (reservation # 21234681) or, for International callers, at 402/977-9140.

About Star Gas Partners, L.P.

Star Gas Partners, L.P. is the nation’s largest retail distributor of home heating oil. Additional information is available at www.star-gas.com.

This news announcement contains certain forward-looking information that is subject to certain risks and uncertainties as indicated from time to time in the Partnership’s 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission, including those associated with the effect of weather conditions on the Partnership’s financial performance, the price and supply of home heating oil, the consumption patterns of the Partnership’s customers, the Partnership’s ability to obtain satisfactory gross profit margins, the ability of the Partnership to obtain new accounts and retain existing accounts, the impact of the business process redesign project at the heating oil segment, and the ability of the Partnership to address issues related to such project.